Exhibit 99.3

                             PRESS RELEASE
                         FOR IMMEDIATE RELEASE

LEGEND  INTERNATIONAL  HOLDINGS  ANNOUNCES  THE  ADDITION  OF  NEW  LANDHOLDINGS
CONTAINING WORLD CLASS, HIGH TONNAGE PHOSPHATE DEPOSITS IN THE STATE OF QUEENSLAND, AUSTRALIA.

Melbourne Australia - November 15, 2007 - Legend International Holdings, Inc (OTC-BB: LGDI.OB) (a Delaware Corporation) with projects in the Northern Territory of Australia, announces that it has new landholdings which contain world class, high tonnage phosphate deposits in Queensland, Australia. The new project areas are approximately 333 kilometres from the Company's current phosphate projects in the Northern Territory and are located in a historical mining region.

The new landholdings consist of 4 project areas in the Georgina Basin of Queensland, Australia, totaling 164 square kilometers. Each project hosts a known and well documented, substantial deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986). These deposits were delineated by earlier work conducted by previous major companies since 1967 and have been named the Lady Annie, Lady Jane, D-Tree and Thorntonia phosphate deposits. The deposits were defined in times when phosphate prices were low. Phosphate prices have risen considerably since those times due to increased world demand especially from China and India.

Past feasibility studies on these deposits will be reassessed with a view to commercialization of the deposits, based on current prices.

The Company will keep shareholders informed as work progresses.

References

Cook, P.J, 1989 ` Phosphate Deposits of the Georgina Basin' in Phosphate Deposits of the World - Volume 2: Phosphate Rock Resources, p533-544, Edited by A.J.G. Notholt, R.P. Sheldon and D.F. Davidson, Cambridge University Press, 1989.

Howard,  P.F, 1986 ` Proterozoic  and Cambrian  phosphorates - regional  review:
Australia' in Phosphate Deposits of the World - Volume 1: Proterozoic and Cambrian phosphorates, Edited by P.J. Cook and J.H. Shergold, p20-41,Cambridge University Press, 1986.

About Legend International Holdings Inc

Legend International Holdings, Inc (OTC-BB: LGDI.OB) is a Delaware corporation principally engaged in exploration and resource development activities. The Company's exploration licences include approximately 19,000 square kilometres in the Northern Territory and Queensland, Australia. For further information please visit our website at www.lgdi.net.

For further information, please contact:

Mr. Joseph Gutnick
Chief Executive Officer
Legend International Holdings Inc
Tel:  +011 613 8532 2866
Fax: +011 613 8532 2805
E-mail: josephg@axisc.com.au
Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2006 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.